Exhibit 1.2

                            VOYAGEUR TAX-EXEMPT TRUST

                                    SERIES 9

                                 TRUST AGREEMENT

                                                        Dated: February 20, 1997

         This Trust Agreement between Voyageur Fund Managers, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Voyageur Tax-Exempt Trust, Series 1 and Subsequent Series, Effective January 19, 1995" (herein called the "STANDARD TERMS AND CONDITIONS OF TRUST"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

                  (a) The Bonds defined in Article I listed in Schedule A hereto have been deposited in Trust under this Trust Agreement.

                  (b) The fractional undivided interest in and ownership of a Trust represented by each unit for such Trust on the Initial Date of Deposit is the amount set forth under "Summary of Essential Financial Information - Fractional Undivided Interest in the Trust per Unit" in the Prospectus.

                  (c) For each Trust the Record Dates, Distribution Dates and the amount of the first distribution of funds from the Interest Account shall be the record dates, distribution dates and the amount set forth under "Summary of Essential Financial Information" on page 3 of the Prospectus.

                  (d) The term "Initial Date of Deposit" for each Trust shall mean February 20, 1997.

                  (e) The First Settlement Date shall be the date set forth under "Summary of Essential Financial Information - First Settlement Date" in the Prospectus.

                  (f) For the purposes of Section 4.03, the Evaluator shall receive for providing evaluation services to the Fund that fee set forth in the section captioned "Summary of Essential Financial Information" in the Prospectus.

                  (g) For the purposes of Section 8.01(g), the liquidation amount for each Trust is hereby specified as the amount set forth under "Summary of Essential Financial Information" appearing on page 3 of the Prospectus.

                  (h) For the purposes of Section 8.05, the compensation for the Trustee shall be that fee set forth in the section captioned "Summary of Essential Financial Information" appearing on page 3 of the Prospectus.

                  (i) For the purposes of Section 3.13, the Depositor shall receive for providing supervisory services the each Trust that fee set forth in the section captioned "Summary of Essential Financial Information" in the Prospectus.

                  (j) For the purposes of Section 3.04(b), the balance of the Principal Account must equal at least that amount specified in "Rights of Unitholders - Distributions of Interest and Principal" in the Prospectus.

                  (k) Section 10.02 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

                  "Section 10.02. Initial Cost. The expenses incurred in establishing a Trust, including the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to a Trust, printing of Certificates, Securities and Exchange Commission and state blue sky registration fees, the costs of the initial valuation of the portfolio and audit of a Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses shall be borne by the Trust, provided, however, the Trust shall not bear such expenses in excess of the amount shown in the Statements of Net Assets included in the Prospectus, and any such excess shall be borne by the Depositor. To the extent the funds in the Interest and Principal Accounts of the Trust shall be insufficient to pay the expenses borne by the Trust specified in this Section 10.02, the Trustee shall advance out of its own funds and cause to be deposited and credited to the Interest Account such amount as may be required to permit payment of such expenses. The Trustee shall be reimbursed for such advance in the manner provided in Section 3.04, and the provisions of Section 8.05 with respect to the reimbursement of disbursements for Trust expenses, including, without limitation, the lien in favor of the Trustee therefore, shall apply to the payment of expenses made pursuant to this Section. For purposes of calculation of distributions under Section
         3.04 and the addition provided in clause (4) of Section 5.01, the expenses borne by the Trust pursuant to this Section shall be deemed to accrue at a daily rate over the time period specified for their amortization provided in the Prospectus; provided, however, that nothing herein shall be deemed to prevent, and the Trustee shall be entitled to full reimbursement for any advances made pursuant to this Section no later than the termination of the Trust.

                  (l) Section 5.01 of the Standard Terms and Conditions of Trust shall be amended by deleting the word "and" appearing immediately prior to subsection (2) of such paragraph and inserting the following at the end of subsection (3) of such paragraph:

                  ", and (4) amounts representing organizational expenses paid less amounts representing accrued organizational expenses of a Trust."


         IN WITNESS WHEREOF, Voyageur Fund Managers, Inc. has caused this Trust Agreement to be executed by its Chairman, President, Chief Financial Officer or one of its Vice Presidents and Investors Fiduciary Trust Company has caused this Trust Agreement to be executed by one of its Trust Officers all as of the day, month and year first above written.

                                  Voyageur Fund Managers, Inc., Depositor

                                  By:      THOMAS J. ABOOD

                                                  Senior Vice President

                                  INVESTORS FIDUCIARY TRUST COMPANY, Trustee

                                  By:      /S/ RON PUETT

                                                    Operations Officer


                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED

                                       IN
                       VOYAGEUR TAX-EXEMPT TRUST, SERIES 9

(Note: Incorporated herein and made a part hereof are the "SCHEDULES OF INVESTMENTS" as set forth in the Prospectus.)